Exhibit (d)(5)

AGREED FORM

CHARGE OVER ACCOUNT

dated ______________ 2012

created by

SURPLUS INTERNATIONAL INVESTMENTS LIMITED ( )

(Incorporated in Hong Kong)

as the Chargor

in favour of

CHINA GRAND ENTERPRISES (HK) LIMITED

as the Chargee

i

THE SCHEDULES

SCHEDULE		PAGE

SCHEDULE 1	Rights of Chargee	15
SCHEDULE 2	Charged Account	16
SCHEDULE 3	Form of Notice of Charge and Acknowledgement in Relation to Charged Account	17

ii

THIS DEED is dated ____________ 2012 and made between:

(1)	SURPLUS INTERNATIONAL INVESTMENTS LIMITED ( ), a Hong Kong limited liability company having company number 992160 and whose registered office is at Room 1838, Wheelock House, 20 Pedder Street, Central Hong Kong (the “Chargor”); and

(2)	CHINA GRAND ENTERPRISES (HK) LIMITED, a company incorporated in Hong Kong whose registered office is at Suite 1801-02, 18/F, China Insurance Group Building, 141 Des Voeux Road Central, Central, Hong Kong (the “Chargee”).

BACKGROUND

(A)	The Chargor is entering into this Deed in connection with the Finance Documents.

(B)	The Board of Directors of the Chargor is satisfied that entering into this Deed is for the purposes and to the benefit of the Chargor and its business.

(C)	The Chargee and the Chargor intend this document to take effect as a deed (even though the Chargee only executes it under hand).

This Deed witnesses the following:

1.	Definitions and Interpretation

1.1	Definitions

In this Deed:

“Charged Account” means the account listed in Schedule 2 (Charged Account).

“Charged Assets” means the assets from time to time subject, or expressed to be subject, to the Charges or any part of those assets.

“Charges” means all or any of the Security created or expressed to be created by or pursuant to this Deed.

“Companies Ordinance” means the Companies Ordinance (Cap. 32) of the Laws of Hong Kong.

“CPO” means the Conveyancing and Property Ordinance (Cap. 219) of the Laws of Hong Kong.

“Delegate” means a delegate or sub-delegate appointed under Clause 8.2 (Delegation).

“Enforcement Event” means an Event of Default has occurred and is continuing and the Lender has taken the action specified in Clause 17.15(a)(ii) of the Facility Agreement.

“Facility Agreement” means the facility agreement dated as of [•], 2012 among (1) China Nuokang Bio-Pharmaceutical Inc. (as successor to Kingbird Mergerco. Inc.) as Borrower, (2) China Grand Enterprises (HK) Limited as Lender and (3) Mr. Baizhong Xue and Ms. Yuhuan Zhu as Personal Guarantors.

“Finance Documents” has the meaning given to it in the Facility Agreement.

“Liabilities” means all present and future liabilities and obligations of any Group Member to the Chargee (including as Lender) under the Finance Documents, both actual and contingent and whether incurred solely or jointly or in any other capacity, together with any of the following matters relating to or arising in respect of those liabilities and obligations:

(a)	any refinancing, deferral or extension;

(b)	any claim for breach of representation, warranty or undertaking or on an event of default or under any indemnity given under or in connection with any document or agreement evidencing or constituting any other liability or obligation falling within this definition;

(c)	any claim for damages or restitution; and

(d)	any claim as a result of any recovery by any Obligor of a payment, prepayment, repayment, redemption, defeasance or discharge on the grounds of preference,

and any amounts that would be included in any of the above but for any discharge, non-provability or unenforceability of those amounts in any insolvency or other proceedings.

“Party” means a party to this Deed.

“Secured Obligations” means all the Liabilities and all other present and future obligations at any time due, owing or incurred by each Obligor under the Finance Documents (including all obligations to consummate the Onshore Share Transfers (including the completion of the changes in registration with the relevant Administration for Industry and Commerce as a result of the Onshore Share Transfers) or the Offshore Share Transfer, as applicable), both actual and contingent and whether incurred solely or jointly and as principal or surety or in any other capacity.

“Security” has the meaning given to it in the Facility Agreement.

“Winding-up” means winding up, amalgamation, reconstruction, administration, dissolution, liquidation, merger or consolidation or any analogous procedure or step in any jurisdiction.

1.2	Construction

(a)	The other provisions in Clause 1.2 (Construction) of the Facility Agreement apply to this Deed with all necessary changes.

(b)	Unless a contrary indication appears, terms used in the Facility Agreement and not defined in Clause 1.1 (Definitions) have the same meaning when used herein.

2.	UNDERTAKING TO PAY

The Chargor shall pay each of its Secured Obligations when due in accordance with its terms or, if they do not specify a time for payment, immediately on demand by the Chargee.

3.	ACCOUNT CHARGE

The Chargor, as legal and beneficial owner of the Charged Account and as continuing security for the due and punctual payment and discharge of all Secured Obligations, charges in favour of the Chargee by way of first fixed charge the Charged Account, all its present and future right, title and interest in or to the Charged Account and all amounts (including interest) standing to the credit of the Charged Account.

4.	RESTRICTIONS AND FURTHER ASSURANCE

4.1	Security

The Chargor shall not create or permit to subsist any Security over any Charged Asset other than the Security created pursuant to this Deed.

4.2	Disposal

Subject to Clause 4.3, the Chargor shall not (nor agree to) enter into a single transaction or a series of transactions (whether related or not and whether voluntary or involuntary) to sell, lease, transfer or otherwise dispose of any Charged Assets.

4.3	Deposits and withdrawals

(a)	The Chargor shall immediately upon receipt, deposit all the Share Transfer Proceeds received from the Onshore Share Transfers into the Charged Account.

(b)	The Chargor shall not make any withdrawal from the Charged Account except as expressly permitted pursuant to Clause 16.5 (HK Subsidiary Secured Account) under the Facility Agreement or with the prior written consent of the Chargee.

(c)	If an amount is withdrawn from the Charged Account as permitted by this Clause 4.3, that amount shall be automatically released from the fixed Charge on the Charged Account upon that withdrawal being made.

(d)	The Chargor shall not close or transfer the Charged Account except with the prior written consent of the Chargee or where the payment required in accordance with Clause 8 (Mandatory Prepayment) under the Facility Agreement has been made.

4.4	Further assurance

The Chargor shall promptly do whatever the Chargee reasonably requires:

(a)	to perfect (or maintain the perfection) or protect the Charges or the priority of the Charges; or

(b)	to facilitate the realisation of the Charged Assets or the exercise of any rights vested in the Chargee or any Delegate or otherwise effect the purposes of this Deed,

including executing any transfer, conveyance, charge, mortgage, assignment or assurance of the Charged Assets (whether to the Chargee or its nominees or otherwise), making any registration and giving any notice, order or direction.

4.5	Information

The Chargor shall promptly supply the Chargee with such information regarding the Charged Account as the Chargee reasonably requires.

4.6	Notice of Charge

The Chargor shall, on the date of this Deed, give a notice of charge in the form set out in Schedule 3 (Form of Notice of Charge and Acknowledgement in Relation to Charged Account) to the institution where the Charged Account is held (the “Bank”) and shall use commercially reasonable efforts to ensure that the Chargee receives an acknowledgement from the Bank in the form set out in Schedule 3 (Form of Notice of Charge and Acknowledgement in Relation to Charged Account) within five (5) Business Days of the date of this Deed.

5.	GENERAL UNDERTAKINGS

5.1	Not prejudice the Charges

The Chargor shall not do, or, where in its control, permit to be done, anything which would reasonably be expected to materially prejudice the legality, validity or enforceability of this Deed or the Charges, or the ranking or priority thereof, or the rights or remedies of the Chargee hereunder.

5.2	Recordation of Charge

Upon execution of this Deed, the Chargor shall procure that its registered office records details of the charges created under this Deed in the Chargor’s register of mortgages and charges within 2 Business Days, as maintained by the Chargor’s registered office, in a form reasonably satisfactory to the Chargee, and provide the Chargee with a certified copy of the register of mortgages and charges.

5.3	Registration at Companies Registry

The Chargor shall ensure that details of this Deed are duly registered (in a form satisfactory to the Chargee, acting reasonably) with the Hong Kong Companies Registry within 15 Business Days of the date of this Deed. The Chargor authorises the Chargee to make such registration.

6.	REPRESENTATIONS AND WARRANTIES

6.1	General

The Chargor makes the representations and warranties made by it in Clause 14 (Representations) of the Facility Agreement to the Chargee on the date of this Deed.

6.2	Charged Account

As of the date of this Deed:

(a)	the Chargor is the sole legal and beneficial owner of the Charged Account and all other Charges Assets free from all Security (except the Security constituted by this Deed);

(b)	the Chargor has not granted in favour of any person any interest in or any right or option whatsoever in respect of the Charged Account or any other Charged Assets or any part thereof (except created under or pursuant to this Deed); and

(c)	the description of the Charged Account in Schedule 2 (Charged Account) is complete and accurate.

7.	ENFORCEMENT

7.1	When enforceable

As between the Chargor and the Chargee the Charges shall be enforceable on the occurrence of an Enforcement Event, and the Chargee:

(a)	may enforce all or any part of any Charges (at the times, in the manner and on the terms it thinks fit) and take possession and hold or dispose of all or any part of the Charged Assets; and

(b)	may exercise all or any of the powers, authorities and discretions given to mortgagees and receivers by the CPO as extended by this Deed or otherwise conferred by law.

7.2	Power of sale

The statutory power of sale and the other statutory powers conferred on mortgagees by Section 51 (Powers of mortgagee and receiver) and Section 53 (Sale by mortgagee) of the CPO and the Fourth Schedule (Powers of mortgagee and receiver) to the CPO as extended by this Deed shall arise on the date of this Deed and no restriction imposed by any ordinance or other statutory provision in relation to the exercise of any power of sale shall apply to this Deed.

7.3	No requirement of notice period

Except as provided for in the definition of Enforcement Event or as otherwise expressly provided for in the Finance Documents, the Chargee is not required to give any prior notice of non-payment or default to the Chargor before enforcing the Charges, there is no minimum period for which Secured Obligations must remain due and unpaid before the Charges can be enforced and Paragraph 11 of the Fourth Schedule to the CPO (Powers of mortgagee and receiver) (and any similar provision under other laws) does not apply to this Deed.

7.4	No liability as mortgagee in possession

Nothing done by or on behalf of the Chargee pursuant to this Deed shall render it liable to account as a mortgagee in possession for any sums other than actual receipts.

7.5	Wide construction of enforcement powers

The powers of the Chargee under this Deed shall be construed in the widest possible sense and both Parties intend that the Chargee shall have as wide and flexible a range of powers as may be conferred (or, if not expressly conferred, as is not restricted) by any applicable law.

8.	CHARGEE’S RIGHTS

8.1	Rights of Chargee

At any time after the Charges become enforceable, the Chargee shall have the rights set out in Schedule 1 (Rights of Chargee).

8.2	Delegation

The Chargee may delegate in any manner to any person any rights exercisable by the Chargee under any Finance Document. Any such delegation may be made upon such terms and conditions (including power to sub-delegate) as the Chargee thinks fit, but the Chargee shall remain liable for the performance by its Delegate.

9.	LIABILITY OF CHARGEE AND DELEGATES

Neither the Chargee nor any Delegate shall (either by reason of taking possession of the Charged Assets or for any other reason and whether as mortgagee in possession or otherwise) be liable to the Chargor or any other person for any costs, losses, liabilities or expenses relating to the realisation of any Charged Assets or from any act, default, omission or misconduct of the Chargee, any Delegate or their respective officers, employees or agents in relation to the Charged Assets or in connection with the Finance Documents except to the extent caused by its or his own fraud, gross negligence or willful misconduct.

10.	POWER OF ATTORNEY

10.1	Appointment

The Chargor by way of security irrevocably appoints the Chargee and every Delegate severally as its attorney (with full power of substitution), on its behalf and in its name or otherwise, at such time and in such manner as the attorney thinks fit:

(a)	to do anything which the Chargor is obliged to do (but has not done) under any Finance Document to which it is party (including to execute charges over, transfers, conveyances, assignments and assurances of, and other instruments, notices, orders and directions relating to, the Charged Assets); and

(b)	to exercise any of the rights conferred on the Chargee or any Delegate in relation to the Charged Assets or under any Finance Document, the CPO, the Companies Ordinance or generally under Hong Kong law.

10.2	Ratification

The Chargor ratifies and confirms and agrees to ratify and confirm whatever any such attorney shall do in the exercise or purported exercise of the power of attorney granted by it in Clause 10.1 (Appointment).

10.3	Exercise

The Chargee agrees not to exercise any power of attorney granted to it under this Clause prior to the occurrence of an Enforcement Event, except if there has been a material failure to comply with a further assurance or perfection obligation for a period of at least 5 Business Days.

11.	PROTECTION OF THIRD PARTIES

11.1	No duty to enquire

No person dealing with the Chargee or any Delegate shall be concerned to enquire:

(a)	whether the power or rights conferred by or pursuant to any Finance Document are exercisable;

(b)	whether any consents, regulations, restrictions or directions relating to such rights have been obtained or complied with;

(c)	otherwise as to the propriety or regularity of acts purporting or intended to be in exercise of any such rights; or

(d)	as to the application of any money borrowed or raised.

11.2	Protection to purchasers

Subject to the provisions of this Deed, all the protection to purchasers contained in Sections 52 (Protection of purchaser), 53 (Sale by mortgagee) and 55 (Mortgagee’s receipt) of the CPO or in any other applicable legislation shall apply to any person purchasing from or dealing with the Chargee or any Delegate.

12.	SAVING PROVISIONS

12.1	Continuing Security

Subject to Clause 13 (Discharge of Security), the Charges are continuing Security and will extend to the ultimate balance of the Secured Obligations, regardless of any intermediate payment or discharge in whole or in part.

12.2	Reinstatement

If any discharge, release or arrangement (whether in respect of the obligations of the Chargor or an Obligor or any Security for those obligations or otherwise) is made by the Chargee in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation or otherwise, without limitation, then the liability of the Chargor and the Charges shall continue or be reinstated as if the discharge, release or arrangement had not occurred.

12.3	Waiver of defences

Neither the obligations of the Chargor under this Deed nor the Charges will be affected by an act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under any Finance Document or any of the Charges (without limitation and whether or not known to it or the Chargee) including:

(a)	any time, waiver or consent granted to, or composition with, the Chargor, an Obligor or any other person;

(b)	the release of the Chargor, an Obligor or any other person under the terms of any composition or arrangement with any creditor of the Chargor, an Obligor or any other person;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce any rights against, or security over assets of, the Chargor, an Obligor or any other person or any non-presentation or non- observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any death, mental or other incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status or constitution of the Chargor, an Obligor or any other person;

(e)	any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of any Finance Document or any other document or security including without limitation any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Finance Document or other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security;

(g)	any insolvency, bankruptcy, liquidation, winding-up, provisional supervision, supervision, administration, receivership or similar proceedings; or

(h)	any postponement, discharge, reduction, non-provability or other similar circumstance affecting any obligation of any Obligor or other person under any Finance Document resulting from any insolvency, liquidation or dissolution proceedings or from any law, regulation or order.

12.4	Immediate recourse

The Chargor waives any right it may have of first requiring the Chargee (or any agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from the Chargor under this Deed. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

12.5	Appropriations

Until all the Secured Obligations have been indefeasibly paid in full and all facilities which might give rise to Secured Obligations have terminated, the Chargee (or any agent on its behalf) may:

(a)	refrain from applying or enforcing any other moneys, security or rights held or received by the Chargee (or any agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and the Chargor shall not be entitled to the benefit of the same; and

(b)	hold in an interest-bearing (at normal commercial rates) suspense account any moneys received from the Chargor or on account of the Chargor’s liability under this Deed.

12.6	Deferral of Chargor’s rights

Until all the Secured Obligations have been indefeasibly paid in full and all facilities which might give rise to Secured Obligations have terminated and unless the Chargee otherwise directs, the Chargor will not exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable or liability arising, under this Deed:

(a)	to be indemnified by an Obligor;

(b)	to claim any contribution from any other provider of Security for or any other guarantor of any Obligor’s obligations under the Finance Documents;

(c)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Chargee under the Finance Documents or of any guarantee or other security taken pursuant to, or in connection with, the Finance Documents by the Chargee;

(d)	to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which the Chargor has given a guarantee, undertaking or indemnity;

(e)	to exercise any right of set-off against any Obligor; and/or

(f)	to claim or prove as a creditor of any Obligor in competition with the Chargee.

If the Chargor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Chargee under or in connection with the Finance Documents to be repaid in full on trust for the Chargee and shall promptly pay or transfer the same to the Chargee or as the Chargee may direct.

For the avoidance of doubt, this Clause 12.6 shall not apply to any dividend or other distribution claimed by the Chargor in connection with any dividend or other distribution expressly permitted under the Facility Agreement.

12.7	Additional Security

The Charges are in addition to and are not in any way prejudiced by any other guarantees or security now or subsequently held by the Chargee.

13.	DISCHARGE OF SECURITY

13.1	Final redemption

Subject to Clause 13.3 (Retention of security), if the Secured Obligations have been unconditionally and indefeasibly paid and otherwise satisfied in full and that all facilities which might give rise to Secured Obligations have terminated, then the Charged Assets shall be automatically released, reassigned or discharged (as appropriate) from the Charges in each case without any recourse to the Chargee and without any representation or warranty.

13.2	Delay of Onshore Share Transfers by Lender

Notwithstanding Clause 13.1 (Final redemption), in the event that (a) the Lender or its affiliate fails to pay the Transfer Price (as defined in the Framework Agreement) in connection with the Onshore Share Transfers within five (5) Business Days of the approval by the relevant foreign exchange administration authority as contemplated under the Framework Agreement and (b) the Lender or its affiliate has no right to terminate any of the Onshore Share Purchase Agreements pursuant to the terms thereof at the end of such five (5) Business Day period, then the Charged Assets shall be automatically released, reassigned or discharged (as appropriate) from the Charges in each case without any recourse to the Chargee and without any representation or warranty.

13.3	Retention of security

If any amount paid or credited to the Chargee under any Finance Document is avoided or otherwise set aside on the Winding-up of the Chargor or any other person, or otherwise, that amount shall not be considered to have been paid for the purposes of determining whether all the Secured Obligations have been indefeasibly paid.

13.4	Consolidation

Any restrictions on the consolidation of Security shall be excluded to the fullest extent permitted by law and the Chargee shall, so far as it is lawful and subject to other provisions of this Deed, be entitled to consolidate all or any of the Charges with any other Security whether in existence on the date of this Deed or in the future.

14.	ENFORCEMENT EXPENSES

14.1	Expenses

The Chargor agrees to pay all expenses in relation to this Deed and the transactions contemplated hereby as required under Clause 12 (Costs and Expenses) of the Facility Agreement.

14.2	Stamp taxes

The Chargor will pay, promptly on demand, and indemnify the Chargee against any cost, loss or liability the Chargee incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

15.	PAYMENTS

15.1	Demands

Any demand for payment made by the Chargee shall be valid and effective even if it contains no statement of the relevant Secured Obligations or an inaccurate or incomplete statement of them.

15.2	Continuation of accounts

At any time after:

(a)	the receipt by the Chargee of notice (either actual or otherwise) of any subsequent Security affecting the Charged Assets of the Chargor; or

(b)	the presentation of a petition or the passing of a resolution in relation to the Winding-up of the Chargor,

the Chargee may open a new account in the name of the Chargor (whether or not it permits any existing account to continue). If the Chargee does not open such a new account, it shall nevertheless be treated as if it had done so when the relevant event occurred. No moneys paid into any account, whether new or continuing, after that event shall discharge or reduce the amount recoverable pursuant to any Finance Document to which the Chargor is party.

16.	INDEMNITIES

Each indemnity in each Finance Document shall:

(a)	constitute a separate and independent obligation from the other obligations in that or any other Finance Document;

(b)	give rise to a separate and independent cause of action;

(c)	apply irrespective of any indulgence granted by the Chargee;

(d)	continue in full force and effect despite any judgment, order, claim or proof for a liquidated amount in respect of any Secured Obligation or any other judgment or order; and

(e)	apply whether or not any claim under it relates to any matter disclosed by the Chargor or otherwise known to the Chargee.

17.	RIGHTS, WAIVERS AND DETERMINATIONS

17.1	Ambiguity

Where there is any ambiguity or conflict between the rights conferred by applicable law and those conferred by or pursuant to any Finance Document, the terms of that Finance Document shall prevail to the maximum extent permitted by applicable law.

17.2	Exercise of rights

No failure to exercise, nor any delay in exercising, on the part of the Chargee or Delegate any right or remedy under any Finance Document shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in the Finance Documents are cumulative and not exclusive of any rights or remedies provided by law.

17.3	Amendments and waivers

Any term of this Deed may be amended or waived only with the prior written consent of the Chargee and the Chargor.

17.4	Determinations

Any determination by or certificate of the Chargee or any Delegate under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

18.	PARTIAL INVALIDITY

If, at any time, any provision of this Deed is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

19.	SEPARATE AND INDEPENDENT OBLIGATIONS

The Security created by the Chargor by or in connection with any Finance Document is separate from and independent of the Security created or intended to be created by any other person by or in connection with any Finance Document.

20.	COUNTERPARTS

This Deed may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Deed.

21.	GOVERNING LAW

This Deed is governed by Hong Kong law.

22.	JURISDICTION

22.1	Jurisdiction of Hong Kong courts

(a)	The courts of Hong Kong have exclusive jurisdiction to settle any dispute arising out of or in connection with this Deed (including a dispute regarding the existence, validity or termination of this Deed) (a “Dispute”).

(b)	The Parties agree that the courts of Hong Kong are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)	This Clause 22.1 is for the benefit of the Chargee only. As a result, the Chargee shall not be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Chargee may take concurrent proceedings in any number of jurisdictions.

SCHEDULE 1

RIGHTS OF CHARGEE

The Chargee shall have the right, either in its own name or in the name of the Chargor or otherwise and in such manner and upon such terms and conditions as the Chargee thinks fit, and either alone or jointly with any other person:

(a)	Enter into possession

to take possession of, get in and collect the Charged Assets and to require payment to it of any credit balance on the Charged Account;

(b)	Deal with Charged Assets

to sell, transfer, assign, exchange or otherwise dispose of or realise the Charged Assets to any person either by public offer or auction, tender or private contract and for a consideration of any kind (which may be payable or delivered in one amount or by instalments spread over a period or deferred);

(c)	Borrow money

to borrow or raise money either unsecured or on the security of the Charged Assets (either in priority to the Charges or otherwise);

(d)	Claims

to settle, adjust, refer to arbitration, compromise and arrange any claims, accounts, disputes, questions and demands with or by any person who is or claims to be a creditor of the Chargor or relating to the Charged Assets;

(e)	Legal actions

to bring, prosecute, enforce, defend and abandon actions, suits and proceedings in relation to the Charged Assets or any business of the Chargor;

(f)	Redemption of Security

to redeem any Security (whether or not having priority to the Charges) over the Charged Assets and to settle the accounts of any person with an interest in the Charged Assets;

(g)	Rights of ownership

to exercise and do (or permit the Chargor or any nominee of it to exercise and do) all such rights and things as the Chargee would be capable of exercising or doing if it were the absolute beneficial owner of the Charged Assets; and

(h)	Other powers

to do anything else it may think fit for the realisation of the Charged Assets or incidental to the exercise of any of the rights conferred on the Chargee under or by virtue of any Finance Document to which the Chargor is party, the CPO, the Companies Ordinance and other applicable statutory provisions and common law.

SCHEDULE 2

CHARGED ACCOUNT

Chargor	Account Name	Account Number	Name of Account Bank	Bank Address
SURPLUS INTERNATIONAL INVESTMENTS LIMITED ( )	Secured Account	[ ]	[ ]	[ ]

SCHEDULE 3

FORM OF NOTICE OF CHARGE AND ACKNOWLEDGEMENT IN RELATION TO CHARGED ACCOUNT

To: [Institution where Charged Account is held]	[Date	]

Address

1	CHINA GRAND ENTERPRISES (HK) LIMITED (the “Chargee”) and SURPLUS INTERNATIONAL INVESTMENTS LIMITED ( ) (the “Company”) give notice that, by a charge contained in a Charge Over Account dated [ ] between the Company and the Chargee the Company granted to the Chargee a first fixed charge over all its present and future right, title and interest in and to the account with you listed below (the “Charged Account”) including all moneys which may at any time be standing to the credit of the Charged Account.

Name of Account	Account Number
[_________]	[_________]

2	Accordingly, until you receive instructions from the Chargee to the contrary:

2.1.	all rights, powers and discretions of the Company in relation to any Charged Account shall be exercisable solely by the Chargee;

2.2.	no moneys may be released from any Charged Account, except as directed by the Chargee or to make payments to the Chargee in accordance with the Facility Agreement; and

2.3.	you should apply any amount standing to the credit of any Charged Account as directed from time to time by the Chargee.

3	You agree:

3.1.	to disclose to the Chargee such information relating to the Charged Account as the Chargee may from time to time request and

3.2.	not to claim or exercise any security interest in, set-off, counterclaim or other rights in respect of the Charged Account.

4	This authority and instruction is irrevocable without the prior written consent of the Chargee.

Please acknowledge receipt of this Notice of Charge, and confirm that you will pay all moneys as directed by or pursuant to this Notice of Charge and will comply with the other provisions of this Notice of Charge, by signing the acknowledgement on the attached copy of this Notice of Charge and returning that copy to the Chargee at [?].

For and on behalf of [ ] as Chargee	For and on behalf of [ ]] as Company

[On duplicate]

We acknowledge receipt of the Notice of Charge of which this is a copy and agree to comply with its terms. We confirm that we have not received any other notice of charge or assignment or notice that any other person claims any rights in respect of the Charged Account.

For and on behalf of

[Institution where Charged Account is held]

Date: ___________________

IN WITNESS whereof the Chargor has executed this Deed on the day and year first above written.

The COMMON SEAL of SURPLUS INTERNATIONAL INVESTMENTS LIMITED was affixed to this Deed in the presence of:	) ) ) )

Director

Chargor’s Address:	No. 18-1 East Nanping Road Hunnan National New & High-tech Development Zone Shenyang, Liaoning Province People’s Republic of China 110171

Attention:	Shizheng Duan

Chargor’s Fax No.:	+86-24-2469-6133

Telephone:	+86-24-2469-6033

with a copy (which shall not constitute notice) to:

Kirkland & Ellis

26th Floor, Gloucester Tower

The Landmark

15 Queen’s Road, Central

Hong Kong

Attention:	David Zhang

 Jesse Sheley

Fax No.:	+852-3761-3301

[HK Account Charge]

Sealed with the common seal of CHINA GRAND ENTERPRISES (HK) LIMITED and signed by _________________________ in the presence of:	) ) ) ) )
Witness

Chargee’s Address:	Investment Management Department, Yuanda Group, 6/F, Tower A, Yuanda Center, No. 5, Huizhong Road, Chaoyang District, Beijing Post Code: 100101

Attention:	Ming Zhong

Chargee’s Fax No.:	+8610-84891847

Telephone:	+8610-84891036

[HK Account Charge]